SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 15


  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                          Commission File No. 0-15511


           Development Partners (A Massachusetts Limited Partnership)
                (formerly Berry and Boyle Development Partners)
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             (Exact name of registrant as specified in its charter)


          5110 Langdale Way, Colorado Springs, CO 80906 (719) 576-5122
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  (Address, including zip codes, and telephone number, including area code of principal executive offices)


                           Limited Partnership Units
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            (Title of each class of securities covered by this Form)


                                      N/A
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        (Title of all other class of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


   Rule 12g-4(a)(1)(i)      X       Rule 12h-3(b)(1)(i)
                          -----
   Rule 12g-4(a)(1)(ii)             Rule 12h-3(b)(1)(ii)
   Rule 12g-4(a)(2)(i)              Rule 12h-3(b)(2)(i)
   Rule 12g-4(a)(2)(ii)             Rule 12h-3(b)(2)(ii)
                          Rule 15d-6


Approximate number of holders of record as of the certification or notice date:  0

Pursuant to the requirements of the Securities Exchange Act of 1934, Cluster Housing Properties, etc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 29, 2000  By: GP L'Auberge Communities, LP, a California limited partnership, General Partner
                              By:  L'Auberge Communities, Inc., its General
                                   Partner


                              By:/s/ Stephen B. Boyle
                                 ---------------------------
                                 Stephen B. Boyle, President


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.